  EXHIBIT 11(a)

Consent of Independent Auditors

The financial statements of GK Investment Holdings, LLC as of October 5, 2015 and for the period from September 14, 2015 (date of inception) to October 5, 2015, included in Appendix F of the Regulation A, Tier II Bond Offering have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Regulation A, Tier II Bond Offering of our report, dated October 14, 2015 on our audit of the financial statements of GK Investment Holdings, LLC.

Eide Bailly Signature

Golden, Colorado

February 17, 2016